Sunrun Inc.
Amended and Restated Non‐Employee Director Pay Policy
(Last Amended: June 25, 2026; Effective Date: July 1, 2026)
The purpose of these Amended and Restated Non‐Employee Director Pay Policy (this “Policy”) is to summarize the compensation policies and programs that apply to non‐employee directors of Sunrun Inc. (“Sunrun” or the “Company”) who are not prohibited from receiving compensation from Sunrun under any applicable law or agreement with a third party.
Overview-Total Compensation
Sunrun aims to compensate its non‐employee directors at competitive market levels. A non‐employee director’s compensation may include up to six components, as described below:
•Annual cash retainer
•Chairperson of the Board (lead independent director) fee
•Founder and Vice-Chair director fee
•Committee Chairperson retainer
•Committee member retainer
•Annual equity grant
The sum of these components received by a non‐employee director comprises total annual compensation. The cash compensation and equity grants described in this Policy shall be paid or be made, as applicable, automatically and without further action by the board of directors of Sunrun (the “Board”), to each non‐employee director eligible to receive such cash compensation or equity grants.
Annual Cash Retainer
Eligible non‐employee directors receive a $70,000 annual cash retainer. Cash payments will be distributed to non‐employee directors via standard Sunrun accounts payable processing and paid out in equal amounts in the first month of each quarter processed through the Company’s accounts payable process. Non‐employee directors will be responsible for all proper tax remittance and other tax obligations associated with these payments.
For the first year of service of a non‐employee director, the first installment of the annual cash retainer will be prorated using the number of days starting with and including the date of election to the Board (whether by the Board or by the stockholders) through the end of the calendar year divided by 365. Payment of the prorated cash portion of a new non‐employee director’s annual retainer will be made on the first regularly‐scheduled date for payment of all other non‐employee directors following the new non‐employee director’s joining the Board. There may also be a prorated cash retainer provided when there is a separation from the Board, with the timing of payment of the prorated cash retainer to be determined by the Compensation Committee of the Board, in its sole discretion.

Chairperson of the Board Director Fee
The chairperson of the Board (lead independent director) (“Chairperson of the Board”) will receive an annual cash fee of $35,000. This cash fee will be tracked and accrued by Sunrun. The cash payment will be distributed to the Chairperson of the Board via standard Sunrun accounts payable processing and paid out in equal amounts l at the beginning of each quarter. The Chairperson of the Board will be responsible for all proper tax remittance and other tax obligations associated with this payment.
For the first year of service and any subsequent mid‐year separation, the Chairperson of the Board fee will be prorated in the same manner as the non‐employee director annual cash retainer described above.
Founder and Vice Chair Director Fee
The founder and vice chair non-employee director of the Board (“Founder and Vice-Chair”) will receive an annual cash fee of $70,000. This cash fee will be tracked and accrued by Sunrun. The cash payment will be distributed to the Founder and Vice-Chair via standard Sunrun accounts payable processing and paid out in equal amounts at the beginning of each quarter. The Founder and Vice-Chair will be responsible for all proper tax remittance and other tax obligations associated with this payment.

For the first year of service and any subsequent mid‐year separation, the Founder and Vice-Chair fee will be prorated in the same manner as the non‐employee director annual cash retainer described above.
Committee Chairperson Retainer
Each eligible chairperson of each committee of the Board (“Committee Chairperson”) described herein will receive a cash retainer for his or her additional services to such committee. The chairperson of the Audit Committee will receive $25,000 annually; the chairperson of the Compensation Committee will receive $20,000 annually; and the chairperson of the Nominating, Governance, and Sustainability Committee will receive $17,000 annually. The chairperson of any other committees created by the Board will not receive any additional retainer for service as chairperson of those committees, unless otherwise specified by the Board. These cash fees will be tracked and accrued by Sunrun. Cash payments will be distributed to directors via standard Sunrun accounts payable processing and paid out in equal amounts at the beginning of each quarter. Non‐employee directors will be responsible for all proper tax remittance and other tax obligations associated with these payments.
For the first year of service and any subsequent mid‐year separation, the Committee Chairperson retainer will be prorated in the same manner as the non‐employee director annual cash retainer described above.
Committee Membership Retainer
Each eligible member of each committee of the Board described herein who (i) qualifies as a non‐ employee director under this Policy and (ii) is not serving as the chairperson of such committee will receive a cash retainer for his or her additional services to such committee. Each Audit Committee member will receive $12,500 annually; each Compensation Committee member will receive $9,000 annually; and each Nominating, Governance, and Sustainability Committee member will receive $9,000 annually. These cash fees will be tracked and accrued by Sunrun. Cash payments will be distributed to directors via standard Sunrun accounts payable processing and paid out in equal amounts at the beginning of each quarter. Non‐employee directors will be responsible for all proper tax remittance and other tax obligations associated with these payments.
For the first year of service and any subsequent mid‐year separation, the committee membership retainer will be prorated in the same manner as the non‐employee director annual cash retainer described above.
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Annual Equity Grant
Each eligible non‐employee director will also receive an annual grant of Restricted Stock Units (“RSUs”), denominated in shares of the Company’s common stock issued under Sunrun’s Amended and Restated 2015 Equity Incentive Plan (the “Plan”). The RSUs shall be automatically granted on January 1st or if January 1st is not a business day on which The NASDAQ Stock Market is open, then the next business day thereafter (such date, the “Grant Date”) of each year.
The number of RSUs for each eligible non‐employee director will be determined by dividing $180,000 by the average NASDAQ closing price of the Company’s common stock during the thirty trading days prior to the Grant Date.
The Founder and Vice-Chair director(s) shall receive additional RSUs that will be determined by dividing $50,000 by the average NASDAQ closing price of the Company’s common stock during the thirty trading days prior to the Grant Date.
The RSUs will vest on January 1st following the date the RSUs are granted, subject to the non‐employee director’s continued service as a Service Provider (as defined in the Plan). For the first year of service as a non‐employee director, the RSUs shall be granted on the first day of active service as a non‐employee director (or if such day is not a business day on which the NASDAQ Stock Market is open, then the next business day thereafter), shall be pro‐rated in proportion to the length of active service expected to be provided during that first calendar year, and shall vest on January 1st following the date the RSUs are granted, subject to the non‐employee director’s continued service as a Service Provider (as defined in the Plan).
Meeting Fees
Each eligible non‐employee director will receive a per meeting fee of $1,000 per meeting, in the event that the Board or applicable committee holds more than six meetings in a given calendar year; however, no meeting fees shall be paid for the first six meetings of the year and the number of Board and committee meeting shall not be aggregated.
Director Continuing Education Reimbursement
The Company will pay or reimburse each director for the enrollment fees and reasonable out-of-pocket expenses for attending and participating in up to $12,000 continuing education programs or seminars sponsored by an outside provider every calendar year and any unused amounts during a calendar year may be carried over for use in the following two consecutive years (a maximum of $30,000); provided, however, that in order to be eligible for reimbursement under this Policy, attendance at the program or seminar must be pre-approved by the Company’s Chief Legal Officer.
Stock Ownership Guidelines
Sunrun directors are subject to the stock ownership guidelines provided under the Company’s Stock Ownership Guidelines For Non-Employee Directors, adopted on July 29, 2021.
Board and Compensation Committee Discretion
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The Board or the Compensation Committee may, in its sole discretion, make changes to this Policy at any time. The changes along with the Policy itself will be subject to stockholder approval each year if, and only to the extent, legally required.
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